Agreement made this 18 day of July, 2003, by and between Brady Records
Group, Inc. d/b/a Brady Distribution Group c/a Jeff Brady, 33 Alta Vista Court, Holmdel, New Jersey, 07733 (sometimes referred to a "BDG" and sometimes "we ") on the one hand, and Blue Moon Group, Inc., c/o 4890 Garland Branch Rd, Dover, FL 33527 (sometimes referred to as "Grantor" and sometimes as "you"). For good and valuable consideration, the parties hereby jointly and severally agree as follows:

         1. Term. The Term will commence on the date hereof and continue for a period of two (2) years.

         2. Territory. The United States, Canada, their territories, possessions and military bases wherever situated.

         3.   Distribution and License

              (a) (i) Grantor irrevocably grant(s) to BDG, for the Term and in the Territory, the exclusive right, under copyright and otherwise, to be the sole and exclusive distributor of all Product (as such term is defined herein below) on Records, in any and all media, whether now known or hereafter developed, including, without limitation, sales through normal and alternative retail channels, book stores and book distributors, telephone, retail music and video chains, wholesale clubs, one-stops and rack jobbers, and to consumers via satellite, point-of-sale manufacturing, or any other means of direct digital and/or non-digital transmission or other forms of Records now known or hereafter devised. The rights granted to BDG hereunder include the right to publicly perform and to authorize the public performance of Recordings and Records hereunder, and the right to fully publicize, exploit and advertise all rights granted to BDG hereunder. Grantor acknowledges that BDG's trademark and/or logo, and the trademarks or logos of its affiliates, licensees or distributors, may be included on Records distributed hereunder, provided, BDG's logo will not be used with greater prominence than your logo. The RED name and/or logo will be included in packaging of Records hereunder so long as RED is BDG's distributor, with the size and placement of such logo to be determined or approved by RED, and to be no more prominent than Grantor's logo. For purposes of this Agreement, the terms (A) "Product" shall mean (I) all of the Recordings currently owned or controlled by Grantor or Affiliates as of the date hereof, directly or indirectly, and (any future Recordings owned or controlled by Grantor or Affiliates during the Term or to which Grantor or Affiliates shall acquire the right to distribute or exploit during the Term, including, without limitation, all existing and future Recordings; (B) "Recordings" shall mean every recording of sound, whether or not coupled with a visual image, by any method and on any substance or material, or in any other form or format, whether now or hereafter known, which is used or useful in the recording, production, manufacture, distribution and/or transmission of Records; (C) "Records" shall mean all forms of reproductions, transmissions or communications of Recordings now or hereafter known, manufactured, distributed, transmitted or communicated primarily for home use, school use, jukebox use or use in means of transportation, including, without limitation, Records embodying or reproducing sound alone and audiovisual Records; (D) "Album" shall mean one (1) or more audio-only Records, at least thirty-five (35) minutes in playing time, and embodying at least eight (8) Recordings of different Compositions sold in a single package, and (E) "Affiliates" means persons or entities owning, controlling, owned by, controlled by or under common control with Grantor or any of them.

                  (ii) (A) You agree to deliver to BOG no fewer than two (2) Albums per year during the Term for distribution hereunder.

                       (B) BDG and its licensees shall have a `sell-off period" dispose of its inventory of Records at the end of the Term for a period of six
(6) months following the expiration of the Term. BOG will not sell any of its inventory during such period as "cut-outs".

                  (iii) (A) You and BDG acknowledge that as of the date hereof, RED is BDG's distributor in the territory. In the event during the Term RED is no longer BDG's distributor of Records hereunder, if you notify BDG that you wish to terminate the Term of this agreement, the Term will be terminated as of the date forty- five (45) days after BDG's receipt of such termination notice (without limiting the second sentence of section 3(a)(ii)). (All sell-off provisions and other provisions of this agreement which apply post-termination wilt apply with respect to such termination.)

                       (B) BDG will advise you in writing: (I) upon receipt of notice from RED claiming any breach of BDG's agreement with RED which, if proven, would result in a termination of BDG's agreement with RED, and ( if BDG and RED agree any change in their relationship which would materially impair BDG's ability to perform its obligations hereunder. Inadvertent failure to so advise you in writing will not constitute a breach of BDG obligations.

                  (iv) BDG shall have the rights to use the names and likeness of artists, performers, producers and all other persons whose performances are contained in or who performed services with respect to the Products and biographical material concerning them for the purposes of advertising and promoting the products hereunder, and Grantor hereby grants BDG such rights.

              (b) (i) BDG shall distribute Records in the Territory by soliciting orders for Records on behalf of Grantor and fulfilling such orders in the same manner as are applied to other third party Recordings distributed by BDG.

                  (ii) BDG shall process customer returns of Records in accordance with its customary policies and practices, BDG will not be required to refurbish singles or non-album products that are returned, and may elect, with Grantor's approval to scrap same upon receipt; if Grantor does not so approve, BDG will return such Singles or non-Album products to Grantor at Grantor's expense. With respect to returns that BDG refurbishes, at Grantor's request, and returns to inventory the refurbishing cost to be charged to Grantor shall be the amount of BDG's out-of-pocket costs of such refurbishing as charged by BDG's distributor (currently RED) (See Schedule B for current charges) Following the termination or expiration of the Term, BDG will not be obligated to accept or process returns and they shall be Grantor's responsibility. Notwithstanding the preceding sentence, during the above specified sell-off period, BDG shall accept returns of Records distributed hereunder, at Grantor's sole expense, provided Grantor and BDG agree in good faith on an amount to be paid by Grantor to BDG upon the expiration of the Term sufficient to cover costs of such returns reasonably anticipated by BDG, and an all events sufficient collateral remains available to BDG under subparagraph 5(b) below (in the event BDG and Grantor determine not to require that Grantor pay such amount upon the expiration of the Term) to cover the cost of such returns. Grantor shall cause its next distributor of Records to accept from customers all returns of Records hereunder and issue full credit to such customers. If BDG accepts such returns (which BDG has the option to do), Grantor will reimburse BDG for the costs thereof at the full price credited to the customer, plus the expenses of returns set forth herein. After the Term, Grantor shall have a period of fifteen (15) business days in which to elect whether to destroy such inventory of returns on hand at the end of the Term or request their delivery to Grantor or Grantor's designee. (With respect to returns accepted by BDG after expiration of the Term, Grantor shall make such election within five (5) business days after each notice thereof from BDG.) If Grantor requests such delivery, then provided that Grantor has paid the costs of such returns, and pays the cost of such delivery, BDG will deliver such Records to the place designated. If Grantor has not notified BDG of its election within that fifteen- (15) or five- (5) day period (as applicable), BDG may destroy such inventory

                  (iii) BDG shall have the option to scrap defective Records in accordance with its policies. All costs of such scrapping shall be chargeable to Grantor as charged to BDG by its distributor (currently RED) (See Schedule B for current charges); if Grantor does not so approve, BDG will return such Records to Grantor or Grantor's designee at Grantor's expense.

                  (iv) With regard to excess inventory which is not defective or otherwise scrapped in accordance with BDG's own policies, BDG may notify Grantor that BDG does not wish to hold such excess inventory and Grantor shall have thirty (30) days to elect whether (A) to pick up such inventory at its own expense, or (B) to agree to pay BDG a reasonable warehousing fee to reimburse BDG for holding such inventory, or (C) instruct BDG to destroy such inventory, the expense of which shall be borne by Grantor. If BDG has not been so instructed within such thirty-day period, BDG may elect to destroy such inventory or apply the applicable warehousing charge at Grantor's expense. Any inventory on hand, which exceeds the prior six-month's sales of such particular product, shall automatically be deemed excess inventory.

                  (v) Grantor's Records shall be subject to the same sales, free goods and promotional programs, as approved by Grantor, as its distributor (currently REO) applies to comparable products distributed by BDG.

              (c) Notwithstanding anything to the contrary contained herein, BDG shall have the right, in its reasonable judgment, to decline to distribute (or, if distribution has commenced, discontinue to distribute) Products on the grounds of advocacy of illegal activity, obscenity, patent offensiveness, rights of privacy or publicity and/or defamation or other violation of law or infringement on the rights of any person or entity including without limitation rights of copyright and trademark, or if such release constitutes a breach of any warranty representation or covenant contained herein. In addition, BDG shall have the right to decline to distribute Products in excess of five (5) Albums per year. With respect to any Product which BDG so declines to distribute, Grantor shall then have the right to seek distribution elsewhere.

              (d) Subject to subparagraph 3(c) above, BDG will release or distribute each Album hereunder in the Territory within one hundred twenty (120) days after your delivery of such Album to BDG together with all required artwork, consents and inventory required for the distribution of Album Record units of such Album and your and BDG's approval of the marketing plan for such Album.

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

         4.   Intentionally omitted without implication

         5.   Further Understandings

              (a) Grantor shall arrange, at its own expense, for the manufacture of all Products hereunder and their delivery to BDG's warehouses and Grantor shall be responsible for the costs of such manufacture and delivery. Grantor shall assure that the outside packaging of each of the Products will contain printed text in the following form "Manufactured by.. ." followed by the name of Grantor. Without limiting the foregoing (or any of Grantor's other obligations hereunder) Grantor will take any and all other actions which may be required to comply with any applicable statutes and regulations relating to so-called "consumer protection" or otherwise.

              (b) Grantor hereby grants to BDG, as collateral security for all fees and other amounts payable to BDG by Grantor hereunder, or any portion thereof, all of Grantor's right, title and interest in and to Grantor's inventory of Records that is in BDG's possession at anytime, the master recordings that are embodied on such Records or are otherwise subject to this agreement, and the proceeds thereof (the "Collateral"). Grantor shall execute UCC-1 financing statements, security agreements, and any other documents which are legally necessary to carry out the purposes and effects contemplated by this agreement. Grantor hereby irrevocably appoints BDG to execute any such documents or instruments in Grantor's name as Grantor's attorney-in-fact, such appointment being coupled with an interest, and BDG may file such documents in any jurisdiction where BDG deems it appropriate, In addition, Grantor will assign to the benefit of BRG, one hundred thousand (100,000) publicly-traded shares of Blue Moon Group, Inc. ("Surety Shares") to ensure payment to BRG in the event Grantor's account is in a negative balance and Grantor fails to make payment to BDG in accordance with Paragraph 8(c). During the Term, to the extent that the per-share value of the Surety Shares falls below Two Dollars ($2.00) per share for fifteen (15) consecutive days, Grantor shall promptly deliver to BRG such additional shares as may be necessary to increase the aggregate value of the Surety Shares to Two Hundred Thousand Dollars ($200,000) and those additional shares shall also be deemed Surety Shares. The Surety Shares will be returned to Grantor after the later of the end of the Term and the reconciliation of Grantor's account hereunder to the extent that they have not been depleted in accordance with the provisions of this agreement.

              (c) Subject to the provisions of paragraph 8(c) below, Grantor shall determine the selling price of the Products to customers, provided that the selling price of each of the Products as so determined by Grantor shall be reasonably consistent with BDG's standard selling prices in similar price categories. Grantor shall also determine the price category designation (i.e., top-line, mid-line, budget, etc.) of the Products and/or the suggested retail or other basic price category for sales of its Products hereunder, provided such selection is among the categories of pricing offered by BDG for its other distributed records, and the applicable wholesale pricing and discounts will apply to such Products as applied by BDG to its other records. In addition, in the event that Grantor has selected one such price for a particular product but later wishes to change same (in accordance with the provisions hereof) Grantor must give BDG at least sixty days' prior notice of such change. Grantor acknowledges that it is BDG's policy, in the case of any such price reductions, to credit customers for a differential payment based on the lower price for sales during a reasonable period prior to price change.

              (d) Grantor shall also be responsible for all costs and expenses incurred in connection with credits issued to customers for "defective" Products pursuant to its defective products policy and the costs and expenses of "sales plans" which Grantor wishes to offer customers (it being understood that BDG shall nevertheless have the right to approve such plans if they require special handling or expense on the part of BDG). Grantor will be responsible for the costs of "special dating" (it being understood that BDG shall nevertheless have the right to approve such special dating if they require special handling or expense on the part of BDG) at the interest accrued on the aggregate price of all Products sold that are subject to "special dating" at an assessed rate equal to two percent over the then current ninety day Treasury bill rate for government bonds on the close of each month's sales, as quoted by The Wall Street Journal and applied to the period of time that BDG's standard terms are extended for such special dating.

              (e) Grantor will consult with BDG to select the release dates for Products hereunder. Grantor shall, reasonably prior to release, provide BDG with five so called "advance" copies (with complete packaging) of each of the Products to be distributed hereunder for each format of release.

              (f) Grantor shall, at its own cost and expense, procure from a nationally recognized insurance carrier, and maintain in full force and effect at all times during the Term, a liability (errors and omissions) insurance policy naming BDG as an additional insured; such insurance policy shall have a limit of at least one million dollars per claim and three million dollars in the aggregate, covering claims arising in connection with BDG's distribution or exploitation of Products hereunder. Grantor shall deliver to BDG upon execution of this agreement, but in no event later than Grantor's initial delivery to BDG of Products hereunder, evidence satisfactory to BDG of such insurance coverage in the form of valid insurance certificates. The foregoing policy must cover claims, regardless of when raised, based on occurrences relating in any way to the Products and shall not be canceled or modified without BDG's prior written consent. Without limiting BDG's rights, Grantor's failure to accomplish the foregoing shall give rise to a right of termination by BDG.

              (g) BDG shall place so-called "co-op" advertisements with respect to Grantor's Products solely subject to Grantor's approval. Any materials supplied by BDG with respect to Grantor's Products for inclusion in such "co-op" advertisements will consist of materials supplied by or approved by Grantor. Grantor shall be solely responsible for the costs of all advertising with respect to Grantor's Products including such "co-op' advertising. Such advertising will be charged to Grantor on the statement in the same month it is credited to BDG customer. Grantor shall reimburse BDG therefor, or (at BDG's election) BDG may deduct such sums from other payments hereunder. BDG shall have the right of reasonable approval over any advertising in excess of BDG's plans or which BDG otherwise feels would create unreasonable financial exposure for Grantor or BDG.

         6.   Reserves

              (a) BDG will be entitled to hold reasonable reserves against returns as follows: With respect to Albums in any configuration, reserves will not exceed 25% of gross sales during each year, including the last year, of the Term; with respect to singles, EP or other Products which are not Albums, reserves will not exceed 40% of gross sales. Each reserve will be established in the month in which BDG is paid for such sales. Notwithstanding the foregoing, in the event BDG's distributor is entitled to hold reserves in excess of the maximum amounts prescribed above, BDG will be entitled to hold such reserves hereunder.

              (b) Reserves will be liquidated on the following schedule: 50% of each reserve will be liquidated within twelve (12) months after such reserve is established. The balance of each such reserve will be liquidated within eighteen
(16) months after it is established. However, with respect to sales during the last twelve (12) months of the Term, the liquidations will be not be made until eighteen (18) month's after the end of the Term. Notwithstanding the preceding sentence, in the event that Grantors' new distributor post-Term is a major national distributor and agrees to accept future returns, reimburse BDG and give BDG appropriate assurances, then BDG will liquidate reserves six (6) months after the end of the Term.

              (c) Reserves will also be offset against other monies owed by Grantor such as (without limitation) advertising reimbursements.

              (d) Without limiting any of BDG's other rights and remedies under this Agreement, Grantor shall reimburse BDG for any additional amounts due BDG in excess of reserves held within five (5) business days of BDG's rendering of its final statement. BDG may, in its discretion, continue accepting returns authorized prior to the end of the Term after the Term and shall have the right to offset those returns and any attendant fees against reserves being held. Without limiting any of BDG's other rights and remedies under this Agreement, if the amounts being held by BDG are not sufficient to cover the amount owed by Grantor, or if reserves have already been liquidated by BDG, then Grantor shall reimburse BDG for any additional amounts due BUG within five (5) business days after BDG's rendering a statement selling forth the amount so owed.

         7.   Distribution Fee, Service Fees and Expenses

              (a) (i) BDG will charge and retain for itself a distribution fee of (A) twenty-eight percent (28%) of net sales (i.e., gross sales net only of actual returns and credits) in the United States, and (B) thirty percent (30%) of such net sales in Canada, in excess of zero.

                  (ii) With respect solely to net sales in the United States, the distribution fee with respect to net sales of Products in the United States in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) during any calendar year period will be reduced by one percent (1%) for each incremental Two Million Five Hundred Thousand Dollars ($2,500,000) in net sales during that one-year period, solely on such excess sales (e.g. the distribution fee on net sales of Products in excess of Five Million Dollars ($5,000,000) but less than Seven Million Five Hundred Thousand Dollars ($7,500,000) during any calendar year period will be 26%), provided, in no event will the distribution fee be less than twenty-four percent (24%) of net sales.

              (b) With respect to any other expenses BDG incure in connection with its activities hereunder at Grantor's request or with Grantor's approval (provided, any expenses which do not exceed a budget approved by Grantor will be deemed approved). BDG shall charge Grantor (and/or deduct from proceeds hereunder) such list of certain charges to which BDG is currently subject is attached hereto as Schedule "B". If BDG undertakes the performance of a service, which is normally a third party expense, then BDG shall only charge a fee commensurate with such third party expense or, in the absence of such a figure, then the fee generally charged by BDG in connection with such services for its other distributed products. To the extent that such expenses are incurred for a variety of products, not all of which are Products hereunder, then a reasonable allocation shall be made.

         8.   Proceeds

              (a) BDG will report sales or exploitations of Records one hundred and ten (110) days following the month in which such sale or exploitation is concluded and reported to BDG.

              (b) Proceeds of sales received by BDG shall be paid as follows:

                  (i) BDG will compute such proceeds of sale, less actual returns and reserves, and further deduct there from distribution fees and manufacturing charges and all other costs or expenses incurred by BDG in connection with Products or other offsets owed to BDG, and the balance shall be payable to Grantor.

              (c) In the event that in any particular month charges and/or returns exceed proceeds available to cover same, Grantor shall make payment to BDG of such deficiency within twenty (20) days after BDG's request therefor. Notwithstanding anything to the contrary contained herein, and without limiting any of BDGs other rights and remedies under this Agreement, the Uniform Commercial Code or otherwise, in the event that Grantor fails to pay BDG any or all of any such deficiency within such twenty (20) day period, then BDG shall have the right without further notice to Grantor to sell Product in such market channels, to such accounts, at such prices and subject to such policies and discounts which in BDG's sole business judgment will enable BDG to recover some or all of such deficiency, fully as if BDG held full legal title to such Product.

         9.   Accountings

              (a) Any statements rendered by BDG to Grantor shall be binding upon Grantor and not subject to any objection by Grantor for any reason unless specific objection in writing, stating the basis thereof, is given to BDG within two (2) years from the date rendered. Failure to make specific objection within said time period shall be deemed approval of such statement.

              (b) Grantor shall have the right at Grantor's own expense to examine BDG's books and records as the same pertain to sales under this agreement. Grantor may make such an examination for a particular statement only once and only once per statement, and only within two (2) years after the statement is rendered. Such examination shall be conducted during BDG's usual business hours, and at the regular place of business where BDG keeps the books and records to be examined. Such examination shall be conducted by an independent certified public accountant or other professional advisor approved by BDG. Grantor will not have the right to bring an action against BDG in connection with any accountings or payments hereunder unless Grantor commences the suit within three (3) years from the date such statement was rendered.

              (c) Grantor acknowledges that BDG's books and records contain confidential trade information. Neither Grantor nor its representatives shall at any time communicate to others or, professional advisors approved by BDG or by direction of a judicial court, or use on behalf of any person or entity any facts or information obtained as a result of such examination of BDG's books and records or any other activity hereunder.

         10. Additional Obligations. BDG shall have no obligations hereunder except as stated herein. Specifically, and without limitation, Grantor shall be solely responsible for and shall pay all costs and expenses incurred in the production, manufacture, creation or acquisition of Recordings, Records and Products, including without limitation the packaging therefor; any and all freight and delivery charges, insurance costs or other costs in connection with the shipment of Products; the costs and expenses of artwork preparation and reproduction; costs of preparing and or compiling packaging, sleeves and containers; costs and expenses of advertising, marketing and promoting products; royalties, payments or fees to artists, producers, performers, copyright proprietors, songwriters, publishers, musicians, unions, guilds, studios, engineers and any other third parties in connection with the Products; and all sales, use, property or any other taxes levied on any amounts hereunder or on the sale of Products, if any. If Grantor requests and BDG elects to manufacture Products hereunder, Grantor will supply to BDG finished artwork and packaging with respect to the Products hereunder and shall pay for all reproduction of same, unless BDG elects to pay same on Grantor's behalf and charge such costs against proceeds hereunder. The payment of manufacturing costs, and production costs of masters, records and artwork, shall be Grantor's responsibility. If BDG shall make expenditures of manufacturing costs (which it may refuse to do at its discretion) or other costs, all such costs incurred by BDG at the request of Grantor shall be reimbursable by Grantor within twenty (20) business days following invoice therefor, BDG may, without limiting its other rights and remedies, deduct same from proceeds otherwise payable to Grantor.

         11.  Warranties and Representations

              (a) Grantor warrants and represents that:

                  (i) Materials embodied on the Products and the packaging therefor will not violate any law or infringe upon the rights of any party. As used herein "Material" shall mean and include, without limitation, all musical compositions, all performances, and dramatic, artistic, musical and literary material embodied on Recordings and Products and the names, biographical materials and likeness, ideals and intellectual properties, and all other materials contained on the packaging thereof and advertising therefor, and the trademarks and logos used in connection therewith.

                  (ii) No agreement of any kind heretofore or hereafter entered into by Grantor or its principals, officers, shareholders, directors, representatives, agents or other parties deriving rights from Grantor, will interfere in any manner with the complete performance of this agreement.

                  (iii) Grantor possesses all right and power to enter into and fully perform this Agreement.

                  (iv) The exercise of BDG's rights hereunder shall not obligate BDG to make payment to any third party or obtain consents from any third party.

                  (v) Grantor has not sold, assigned, transferred, leased, conveyed or granted a security interest, or otherwise disposed of, and will not sell, assign, transfer, lease, convey or grant a security interest in and to the Recordings or Products.

                  (vii) Intentionally omitted without implication

                  (viii) Grantor is a Corporation duly organized, existing and in good standing under the laws of Florida.

                  (ix) Grantor agrees to and does hereby indemnify, save and hold BDG harmless from and against any and all claims, damages, liabilities, costs and expenses (including without limitation legal expenses and counsel fees) arising out of any breach of Grantor's warranties, representations or agreements made herein, or its failure to perform in accordance with this agreement, as reduced to a final non-appealable adverse judgment, and will reimburse BDG on demand for any costs incurred by BDG in respect of any claim or liability to which the foregoing indemnity relates or (at its election) deduct such amounts from payments hereunder.

              (b) (i) BDG represents and warrants that, pursuant to its agreement with RED ("RED") as of the date hereof and otherwise, it possesses all right and power to enter into and fully perform this agreement and to perform all of the terms hereof, and this agreement will not violate any third party rights in performance of services hereunder.

                  (ii) BDG agrees to and does hereby indemnify, save and hold Grantor harmless from and against any and all claims, damages, liabilities, costs and expenses (including without limitation legal expenses and counsel fees) arising out of any breach of BDG's warranties, representations or agreements made herein, or its failure to perform in accordance with this agreement, as reduced to a final non-appealable adverse judgment, and will reimburse Grantor on demand for any costs incurred by Grantor in respect of any claim or liability to which the foregoing indemnity relates or (at its election) deduct such amounts from payments hereunder.

         12. Notices All notices required to be given to BDG shall be sent to BDG at its address first mentioned herein, and all statements and any and all notices to Grantor shall be sent to Grantor at its address first mentioned herein, or such other address as each party respectively may hereafter designate by notice in writing and (except for royalty statements), shall be sent by registered or certified mail, return receipt requested, and the day of mailing of any such notice shall be deemed the date of the giving thereof (except notices of chance of address, the date of which shall be the date of receipt by the receiving party). BDG shall endeavor to send courtesy copies of each such notice to Grantor to David Glinert, Esq., 330 Madison Avenue, 29 Floor, New York, NY 10017, provided, however, that any inadvertent failure by BDG to send such courtesy copies shall not be deemed a breach of this agreement or impair the effectiveness of the notice concerned. All notices to BDG shall be served upon BDG to the attention of Jeff Brody, at the above address, with a copy to Michael Resnick, 414 East 52 Street, Suite 5A, New York, NY 10022.

         13.  Miscellaneous

              (a) Grantor recognizes that the sale of Records is speculative and agrees that the judgment of BDG with regard to any matter affecting the sale, distribution and exploitation of such Records shall be binding and conclusive upon Grantor.

              (b) BDG may assign this agreement or any of its rights hereunder, including without limitation to its distributors or licensees, provided that it remains secondarily liable. Grantor may assign its right to receive monies under this agreement, provided Grantor has provided documentation of such assignment, including without limitation a letter of direction on BDG's standard form, reasonably satisfactory to BDG, reflecting such assignment.

              (c) Neither party shall be entitled to take action by reason of any alleged breach by the other party of its obligations hereunder, unless the breaching party has failed to remedy such breach within a reasonable time following receipt of the other party's notice thereof.

              (d) If at any time during the Term, by reason of any act of God, fire, earthquake, flood, explosion, strike, labor disturbance, civil commotion, act of government, its agencies or officers, any order, regulation, ruling or action of any labor union affecting BDG, or any shortage of or failure or delays in the delivery of materials, supplies, labor or equipment, or any other cause or causes beyond BDG's control (each, a "Force Majeure Event") the performance of any of BDG's obligations hereunder is delayed, interrupted or prevented, then the performance of such ob shall be excused to the extent so delayed, interrupted or prevented and the Term hereof extended for the duration of such Force Majeure Event. If such delay exceeds six (6) months, either party shall have the right to terminate upon sixty (60) written notice.

              (e) This writing sets forth the agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, and no modification, amendment, waiver, termination or discharge of this agreement shall be binding upon either party unless confirmed by a written instrument signed by all parties hereto. The captions of the paragraphs in the Agreement are included for convenience only and will not affect the interpretations of any provision hereof

              (f) In entering into this agreement, Grantor and BDG each have and shall have the status of an independent contractor and nothing herein contained shall contemplate or constitute one as agent or principal or employee or partner of the other.

              (g) This agreement shall be construed in accordance with the laws of the state of New Jersey applicable to contracts to be wholly performed therein. The parties agree that any action, suit or proceeding based upon any matter, claim or controversy arising hereunder or relating hereto shall be brought, solely in the state or federal courts in the county of Monmouth, except that in the event BDG is sued or joined in any other court or in any other forum in respect of any matter which may give rise to a claim by BDG hereunder and BDG wishes to join Grantor in such action, Grantor

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

consents to the jurisdiction of such court or forum over any such claim which may be asserted by BDG thererin. Any process in any action, suit or proceeding arising out of or relating to this agreement may, among other methods permitted by law, be served upon Grantor by delivering or mailing the same in accordance with paragraph 12 hereof.

              (h) Grantor shall execute such additional documents and instruments of transfer as BDG may reasonably request regarding the rights granted to BDG hereunder.

              (i) In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn because the attorneys for one of the parties drafted the agreement, because the drafting history of the agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

              (j) The headings used herein are intended for reference only and shall not be deemed part of this agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

BRODY RECORDS GROUP, INC.                   BLUE MOON GROUP, INC.

By: /s/Jeff Brody                           By: /s/Michael Muzio
    -------------                               ----------------

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

                                  SCHEDULE "B"

                           Attached to Agreement dated

                           As of July 18, 2003 between

                              Blue Moon Group, Inc.

                          And Brody Distribution Group

The following are the current fees charged by RED to BRG for the performance of certain services to BRG., which fees are subject to change. Fees for services not listed herein will be assessed at the same rate that RED charges to BRG.

Returns Handling:          Two percent (2%) of the applicable wholesale price

Refurbishing Fee:          $0.25 for each unit of Product returned for
                           credit and refurbished and recycled into inventory.

Scrapping Fee:             $0.10 for each unit of Product returned for
                           credit and scrapped

Excess Inventory-          $0.00333 per month for each unit of Product
                           held in inventory in excess of six months, to be calculated on a rolling net basis

Excess Freight Charges-    All freight charges incurred by or on behalf of
                           RED for shipping of units of Products at BRG's written request other than as regular bulk freight

Shipments to Non-RED
 Customers:                $0.30 per unit (plus all applicable freight
                           charges) for units of Products sold directly to
                           non-RED customers by a BRG Entity and
                           shipped from RED locations, or shipped from
                           RED locations to a BRG Entity's warehouse
                           or elsewhere at BRG's direction. Such units
                           shall only be sent in box lot quantities.
Shipments Outside
 Territory:                $0.15 per unit (plus all applicable freight
                           charges) for orders of product shipped from RED

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